Exhibit 99.1

Thomas & Betts Corporation Announces Strategic Management Appointments

MEMPHIS, Tenn.--(BUSINESS WIRE)--February 28, 2011--Thomas & Betts Corporation (NYSE:TNB), a leader designer and manufacturer of essential electrical components used in industrial, utility and construction markets, today announced enhanced leadership roles for two key executives designed to drive the company’s continued growth and strengthen its global presence.

Charles (Chuck) L. Treadway, 45, has been promoted to President and Chief Operating Officer. In this position, Treadway will be responsible for providing strategic and operational leadership to the company’s three global business segments – Electrical, Steel Structures and HVAC. Treadway has served as senior vice president and group president of the company’s $1.8 billion global electrical business since joining the company in early 2009. Prior to joining T&B, Treadway spent more than 20 years leading international businesses for Schneider Electric, Prettl International and Yale Security.

“Chuck hit the ground running when he joined T&B and has played an important role in helping Thomas & Betts deliver a strong performance in a challenging economy while sharpening our strategic focus,” said Dominic J. Pileggi, chairman and chief executive officer. “This promotion recognizes these efforts and the excellent progress we have made in broadening our geographic footprint, enhancing our product mix and strategically pursuing faster growth market segments.”

Imad Hajj, 50, a 28-year T&B veteran with broad global and cross-functional experience, has been named to the newly created role of Senior Vice President – International and Operational Development. In this role, Hajj will be responsible for ensuring that the company’s strategic operational activities – including the integration and refinement of manufacturing, supply chain and logistics resources -- support the company’s growth objectives. Throughout his career, Hajj has held various senior key management roles including: senior vice president – global operations; chief development officer; president – HVAC, and president – T&B Europe.

“Imad is a proven leader who will play a key role in optimizing our continued global growth,” said Pileggi.

Thomas & Betts Corporation (NYSE:TNB) is a global leader in the design, manufacture and marketing of essential components used to manage the connection, distribution, transmission and reliability of electrical power in industrial, construction and utility applications. With a portfolio of over 200,000 products marketed under more than 45 premium brand names, Thomas & Betts products are found wherever electricity is used. Headquartered in Memphis, Tenn., Thomas & Betts reported revenues of $2.0 billion and had approximately 8,750 employees in 2010. For more information, please visit www.tnb.com.

CONTACT:
Thomas & Betts
Tricia Bergeron, 901-252-8266
tricia.bergeron@tnb.com